Exhibit 99.1
Altra Holdings, Inc. Announces Pricing of $210 Million Note Offering of Senior Secured Notes Due 2016
BRAINTREE, Mass., Nov 17, 2009 (GlobeNewswire via COMTEX News Network) — Altra Holdings, Inc. (“Altra Holdings”) (Nasdaq:AIMC), announced today that on November 16, 2009, it priced its private placement offering to eligible purchasers of an aggregate principal amount of $210 million 8.125% senior secured notes due 2016 (the “Notes”). The Notes are priced at 98.691% of the face value to yield 8.375% to maturity. The offering is expected to settle and close on November 25, 2009, subject to customary closing conditions. The Notes will be guaranteed on a secured basis by Altra Holdings’ direct and indirect domestic subsidiaries.
Proceeds of the offering along with cash on hand will be used to repurchase Altra Industrial Motion, Inc.’s (“Altra Industrial”) outstanding 9% Senior Secured Notes due 2011 (“9% Notes”) tendered pursuant to the tender offer launched on November 10, 2009, by Altra Industrial and to redeem any and all 9% Notes not tendered pursuant to the tender offer, in accordance with the indenture governing the 9% Notes.
The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. About Altra Holdings, Inc.
Altra Holdings, Inc., is a leading global designer, producer and marketer of a wide range of electromechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Wichita Clutch, Ameridrives Couplings, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco-Dynatork and Warner Linear.
The Altra Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4038
This news release contains forward-looking statements, including statements regarding our intention to issue the Notes, our intended use of proceeds, our intention to complete the tender offer, and our intention to redeem the 9% Notes that are not tendered in the tender offer. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risk that our offering of the Notes will not be completed, Altra Industrial’s cash tender offer for the 9% Notes will not be completed, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, subsequent Reports on Form 10-Q and Form 8-K, and our other securities filings. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. AIMC-E
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SOURCE: Altra Holdings, Inc.
CONTACT: Altra Holdings, Inc.

Christian Storch, Chief Financial Officer
(781) 917-0541
christian.storch@altramotion.com
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